EXHIBIT 99.1


                       RECORD INTEL THIRD QUARTER REVENUE
             Q3 Revenue $6.7 Billion; Q3 Earnings per Share $0.89;
                        Quarterly Cash Dividend Increased

SANTA CLARA, Calif., Oct.13, 1998 - Driven by strong worldwide demand for PC products, Intel Corporation set a new record for quarterly revenue and unit shipments of microprocessors, the company said today.
     Third quarter revenue of $6.7 billion was the highest ever and was up 9 percent from third quarter 1997 revenue of $6.2 billion. Third quarter revenue was up 14 percent from second quarter 1998 revenue of $5.9 billion.
     Net income in the third quarter was $1.6 billion, essentially flat with the third quarter of 1997. Net income in the third quarter was up 33 percent from second quarter 1998 net income of $1.2 billion.
     Earnings per share in the third quarter increased to $0.89 from $0.88 in the third quarter of 1997 and rose 35 percent from $0.66 in the second quarter of 1998.
     "We are pleased with our overall performance in the last quarter," said Dr. Craig R. Barrett, president and chief executive officer. "We had growth across nearly all of our geographies and product lines, including strong microprocessor sales. In the third quarter, the PC industry recovered from its inventory problems and is benefiting from strong seasonal demand."
     "In the product development area, we had successful introductions of new products for each computing segment, ranging from new Pentium(R) II Xeon(TM) processors for servers and workstations to the Intel(R) Celeron(TM) processors 333 MHz and 300A MHz for basic computers."
     During the quarter, the company paid its regular quarterly cash dividend of $0.03 per share. The dividend was paid on Sept. 1, 1998, to stockholders of record on Aug. 7, 1998. Also during the quarter, the board of directors declared a $0.04 per share quarterly dividend to be paid on Dec. 1, 1998, to stockholders of record on Nov. 7, 1998. Intel has paid a regular quarterly cash dividend for six years, and the dividend has been increased in each of the past five years.
     In the third quarter, the company repurchased a total of 20.1 million shares of common stock at a cost of $1.7 billion. The company has repurchased a total of 64.4 million shares at a cost of $5.2 billion year to date, and has repurchased 277.8 million shares at a total cost of $12.1 billion since the program began in 1990.

                              BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers or acquisitions that may be completed after the date of this release.

** The company expects revenue for the fourth quarter of 1998 to be up slightly from third quarter revenue of $6.7 billion. Consistent with the company's earlier expectations, second half revenue is expected to be greater than first half revenue.
** Gross margin percentage in the fourth quarter of 1998 is expected to be flat to slightly up from 53 percent in the third quarter. In the short-term, Intel's gross margin percentage varies primarily with revenue levels and product mix.
** Expenses (R&D plus MG&A) in the fourth quarter of 1998 are expected to be approximately 3 to 5 percent higher than third quarter expenses of $1.4 billion. Expenses are dependent in part on the level of revenue.
** The company has reduced headcount by approximately 2,000 people since the end of the first quarter, excluding approximately 1,800 people added as a result of the acquisition of Digital Equipment Corporation's semiconductor manufacturing operations. Intel is on track to complete the reduction of approximately 3,000 employees by the end of the year.
** R&D spending for the fourth quarter of 1998 is expected to be approximately $650 million.

** The company expects interest and other income for the fourth quarter of 1998 to be approximately $160 million, assuming no significant changes in expected interest rates or cash balances, and no unanticipated items.
** The tax rate for the fourth quarter of 1998 is expected to be 33.0 percent. ** Capital spending for 1998 is now expected to be approximately $4.2 billion. This is less than the previous guidance for the year of $4.5 to $4.7 billion. This change in guidance is primarily as a result of the facilities realignment that the company mentioned in the third quarter pre-release in September and the company's continued efforts to control costs. The current estimate includes the acquisition of the capital assets of Digital Equipment Corporation's semiconductor manufacturing operations.
** Depreciation for the fourth quarter of 1998 is expected to be approximately $780 million.

           The above statements contained in this outlook are forward-looking statements that involve a number of risks and uncertainties. In addition to factors discussed above, among other factors that could cause actual results to differ materially are the following: business and economic conditions such as the current global financial difficulties, and growth in the computing industry in various geographic regions; changes in customer order patterns, including changes in customer and channel inventory levels; changes in the mixes of microprocessor types and speeds, purchased components and other products; competitive factors, such as rival chip architectures and manufacturing technologies, competing software-compatible microprocessors and acceptance of new products in specific market segments; pricing pressures; excess or obsolete inventory and variations in inventory valuation; continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments; execution of the manufacturing ramp; costs associated with excess or shortage of manufacturing capacity; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); impact on the Company's business due to internal systems or systems of suppliers and other third parties adversely affected by year 2000 problems; litigation involving antitrust, intellectual property, consumer and other issues; and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-Q for the quarter ended June 27, 1998 (Part I, Item 2, Outlook section).

                           INTEL CORPORATION
               CONSOLIDATED SUMMARY FINANCIAL STATEMENTS
                (In millions, except per share amounts)

INCOME                                         Three Months Ended          Nine Months Ended
                                              --------------------         ------------------
                                              Sept. 26,  Sept. 27,         Sept. 26, Sept. 27,
                                                1998       1997              1998      1997
                                              --------   --------          --------  --------
NET REVENUE                                   $  6,731   $  6,155          $ 18,659  $ 18,563
                                              --------   --------          --------  --------
Cost of sales                                    3,192      2,604             8,968     7,254
Research and development                           617        586             1,835     1,742
Marketing, general and administrative              766        676             2,148     2,073
Purchased in-process research and development        -          -               165         -
                                              --------   --------          --------  --------
Operating costs and expenses                     4,575      3,866            13,116    11,069
                                              --------   --------          --------  --------
OPERATING INCOME                                 2,156      2,289             5,543     7,494
Interest and other                                 170        151               514       571
                                              --------   --------          --------  --------
INCOME BEFORE TAXES                              2,326      2,440             6,057     8,065
Income taxes                                       767        866             2,053     2,863
                                              --------   --------          --------  --------
NET INCOME                                    $  1,559   $  1,574          $  4,004  $  5,202
                                              ========   ========          ========  ========
BASIC EARNINGS PER SHARE                      $   0.93   $   0.96          $   2.40  $   3.18
                                              ========   ========          ========  ========
DILUTED EARNINGS PER SHARE                    $   0.89   $   0.88          $   2.27  $   2.89
                                              ========   ========          ========  ========

COMMON SHARES OUTSTANDING                        1,678      1,635             1,670     1,636
COMMON SHARES ASSUMING DILUTION                  1,753      1,797             1,765     1,798

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
BALANCE SHEET                                               At             At          At
                                                         Sept. 26,      June 27,     Dec. 27,
                                                           1998           1998         1997
                                                         --------       --------     --------
CURRENT ASSETS
Cash and short-term investments                          $  8,687       $  7,698     $  9,927
Accounts receivable                                         3,636          3,126        3,438
Inventories:
  Raw materials                                               258            250          255
  Work in process                                             879            988          928
  Finished goods                                              441            465          514
                                                         --------       --------     --------
                                                            1,578          1,703        1,697
                                                         --------       --------     --------
Deferred tax assets and other                                 812            841          805
                                                         --------       --------     --------
  Total current assets                                     14,713         13,368       15,867

Property, plant and equipment, net                         11,863         12,003       10,666
Long-term investments                                       1,789          2,040        1,839
Other assets                                                1,023          1,007          508
                                                         --------       --------     --------
  TOTAL ASSETS                                           $ 29,388       $ 28,418     $ 28,880
                                                         ========       ========     ========

CURRENT LIABILITIES
Short-term debt                                          $    192       $    242     $    322
Accounts payable and accrued liabilities                    3,795          3,445        4,017
Deferred income on shipments to distributors                  471            391          516
Income taxes payable                                          798            176        1,165
                                                         --------       --------     --------
  Total current liabilities                                 5,256          4,254        6,020
LONG-TERM DEBT                                                583            472          448
DEFERRED TAX LIABILITIES                                    1,162          1,248        1,076
PUT WARRANTS                                                  588            711        2,041

STOCKHOLDERS' EQUITY
Common Stock and
  capital in excess of par value                            4,775          4,853        3,311
Retained earnings                                          17,024         16,880       15,984
                                                         --------       --------     --------
  Total stockholders' equity                               21,799         21,733       19,295
                                                         --------       --------     --------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $ 29,388       $ 28,418     $ 28,880
                                                         ========       ========     ========